Exhibit 3.120

AGREEMENT OF LIMITED PARTNERSHIP

FOR

[     NAME OF LIMITED PARTNERSHIP    ]

This AGREEMENT OF LIMITED PARTNERSHIP of [     NAME OF LIMITED PARTNERSHIP    ] (this “Agreement”) is made and entered into on this ___ day of ___________, ____.

Recitals:

A.   Pursuant to _____________________________ [     Name of Limited Partnership    ] (the “Partnership”) under and pursuant to the laws of the State of Delaware.

B.    The Partners executed and filed a Certificate of Limited Partnership of [     Name of Limited Partnership    ] with the SOS on ________ __, _____.

C.    ____________________ (the “Limited Partner”) is the holder of a ____ percent (___%) limited partnership interest in the Partnership.

D.    ___________________ (the “General Partner” and, together with the Limited Partner, the “Partners”) is the holder of a ___ percent (__%) general partnership interest in the Partnership.

E.     The parties hereto now desire to enter into this Partnership Agreement in accordance with the provisions of the Delaware Revised Uniform Limited Partnership Act (the “Act”).

NOW, THEREFORE, the parties hereto agree as follows:

1.           Incorporation of Recitals and Acknowledgments.

(a)         The foregoing recitals are incorporated herein to the same extent as if set forth herein in full.

(b)         The parties acknowledge that until such time (if ever) as action is taken to grant a person membership in the Partnership pursuant to Section 11, the Partners shall be the General Partner and the Limited Partner.

(c)        The parties acknowledge that until such time (if ever) as a Partner withdraws from the Partnership pursuant to Section 12 (or, in the case of the General Partner, action is taken pursuant to Subsection 5(a)), (i) the General Partner shall serve as the Partnership’s general partner, and (ii) the Limited Partner shall serve as the Partnership’s limited partner.

(d)        The parties acknowledge that until adjusted in accordance with Sections 4, 11 or 12, the Partners respective percentage interests in the taxable profits and losses of the Partnership for each year or other fiscal period (“Profits and Losses”) shall be __% in the case of the General Partner, and __% in the case of the Limited Partner (the “Percentages”).

(e)        The Partnership shall hereafter be governed in accordance with the Act and this Agreement.

2.          Registered Agent; Principal Office.

(a)          Resident Agent. The name and address of the resident agent of the
Partnership in the State of Delaware shall be Corporation Service Company, 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware 19808. The resident agent may be changed from time to time by the General Partner of the Partnership in its discretion and in compliance with the Act.

(b)          Principal Office. The principal office of the Partnership is 200 International Circle, Suite 3500, Hunt Valley, MD 21030. The Partnership shall have such other or additional offices as the General Partner, in its discretion, shall deem advisable.

3.          Scope.

(a)        The purpose of the Partnership is to acquire, hold, own, improve, operate, manage, service, mortgage, lease, encumber and otherwise deal with as owner real property and any and all buildings and other improvements located thereon and, except to the extent owned by tenants of the land or buildings, all personal property located at or used or useful in connection with such land and building (such land, buildings, improvements and personal property being hereafter collectively referred to as the “Property”) as hereafter expanded, contracted and/or otherwise changed by the Partnership.

(b)        Although the Partnership’s business (the “Business”) shall be limited to the assets, operations and goals falling within the scope of Subsection 3(a), the Partnership shall have the power and authority to engage in all activities and undertakings necessary or convenient to the accomplishment of the Partnership’s purposes.

(c)        No Partner need afford the Partnership or any Partner the opportunity to acquire or invest in any investment that the Partner may wish to acquire in its own name, whether or not the prospect would otherwise be an opportunity of the Partnership.

4.          Contributions.

(a)        In connection with the conversion of the Trust to a limited partnership, the Partners contributed to the Partnership, as their initial capital contributions, their beneficial ownership in the Trust.

(b)        To the extent approved by the Partners from time to time, the Partners may be requested to make additional capital contributions.

5.          Management.

(a)        The Partnership shall be managed by the General Partner, whose authority shall stem from Section 17-403 of the Act and whose authority shall be subject to only such participatory rights (if any) as may be guaranteed to limited partners pursuant to the Act or as may be expressly reserved to all of the Partners pursuant to this Agreement. Until its resignation, or until its removal by a majority in interest of the Partners pursuant to the General Partner’s uncured breach of this Agreement or the Act, the General Partner shall serve as general partner of the Partnership. Upon any such resignation or removal, the remaining Partners shall unanimously select a successor.

(b)        Subject only to Subsection 5(c), the Partnership’s General Partner (i) shall have unilateral authority to act for, execute documents on behalf of, and otherwise bind, the Partnership, and (ii) shall hold authority, on behalf of the Partnership, to do all things appropriate to the accomplishment of the purposes of the Partnership, including, but not limited to, (A) investigating, acquiring, improving, operating, dealing in the Business and associated assets, (B) representing, and speaking for, the Partnership in its dealings with third parties, (C) hiring contractors, subcontractors, attorneys, accountants, consultants or other agents, and defining their duties and establishing their compensation, and (D) executing contracts, notes and other writings and documents.

(c)        Notwithstanding any contrary provision within the foregoing Subsections of this Section 5, no act shall be taken, sum expended, decision made, obligation incurred or power exercised on behalf of the Partnership, unless the General Partner shall have received the consent of all Partners, in the case of any act that would contravene the Act or this Agreement.

(d)        The General Partner shall act on behalf of the Partnership in good faith, and shall not be liable to the Partnership or to any other Partner for any loss or damage arising out of the management of the Partnership or any other activities in its capacity as general partner, unless caused by its own bad faith or gross negligence. The Partnership shall indemnify the General Partner against any claim or liability incurred by it in connection with the Partnership, unless caused by its own bad faith or gross negligence. This provision shall not be construed to relieve the General Partner of personal liability to creditors once Partnership assets have been exhausted. The General Partner shall not be personally liable to return any Partner’s capital contribution.

(e)        General Partner shall serve as the Partnership’s tax matters partner as that phrase is defined in Section 6231(a)(7) of United States Internal Revenue Code (the “Code”).

6.          Capital.

(a)          A capital account shall be maintained for each Partner, to which capital contributions and profits shall be credited and against which distributions and losses shall be charged. Capital accounts shall be maintained in accordance with the accounting principles of Code Section 704.

(b)          No Partner shall be required to restore any deficit in its capital account, and, except as explicitly provided for in this Agreement, no Partner shall withdraw any of its capital account.

7.          Profits and Losses. Profits and Losses shall be determined as of the end of each year and shall be allocated among the Partners in proportion to their respective Percentages.

8.          Distributions. Available cash shall be distributed to the Partners, at such times and in such amounts as the General Partner may determine, in its discretion, as follows:

(a)          first, in proportion to, and to the extent of, the Partners’ respective capital account balances (until such balances are reduced to zero), and

(b)          thereafter, in proportion to the Partners’ Percentages.

9.          Dissolution. The Partnership shall be dissolved upon the first to occur of (a) December 31, 2100, (b) the written consent of all Partners, (c) the entry of a decree of judicial dissolution, or (d) the withdrawal, expulsion, bankruptcy or dissolution of the General Partner (unless at least two Partners remain, and, within ninety (90) days of such event, all remaining Partners (i) elect in writing to reconstitute and continue the business of the Partnership, and (ii) appoint a new general partner who agrees to so act).

10.        Winding Up. Upon dissolution of the Partnership, the General Partner shall commence the process of winding up the affairs of the Partnership, toward the eventual, orderly disposition of the Business and the Partnership’s other assets. The assets of the Partnership may be liquidated or transferred in kind, as determined by the General Partner. The assets of the Partnership shall first be applied toward the payment of (or to a reserve for the payment of) Partnership debt (to the extent that such debt is recourse against the Partnership) and then shall be distributed to the Partners in accordance with their respective positive capital accounts after the allocations pursuant to Section 8.

11.        Assignment. Subject to the following sentences of this Section 11, a Partner may assign his interest in the Partnership, in whole or in part, without the consent of all of the Partners. Such assignment shall not of itself substitute the assignee as a Partner. Moreover, such assignment shall entitle the assignee to none of the rights of a Partner, whether under this Agreement or under the Act, other than the right to receive (to the extent assigned) the distributions to which the assigning Partner would otherwise be entitled. An assignee shall not be admitted as a Partner, unless every Partner consents thereto in writing, with such consent to be independent of the consent solicited in connection with the proposed mere assignment contemplated by the first three sentences of this Section 11.

12.        Withdrawal. No Partner may withdraw from the Partnership without the consent of every Partner. If withdrawal is pursuant to the Partner’s assignment of its entire interest to a person who is thereupon (or thereafter) admitted as a Partner, the withdrawing Partner shall receive no consideration in respect thereof (other than any payment received by the withdrawing Partner from its assignee). In other cases of a permitted withdrawal, the withdrawing Partner shall receive any such consideration as shall have been requested in connection with the solicitation of the consent required by this Section 12. If, however, the withdrawal is in violation of Section 11 and this Section 12, the withdrawing Partner shall receive only such consideration as provided under Section 17-604 of the Act, with such consideration to be reduced by any and all damages suffered by the Partnership and other Partners as a result of such unauthorized withdrawal (including, without limitation, the loss resulting from any untimely dissolution of the Partnership).

13.        Amendment. This Agreement may be amended only by the written consent of all Partners.

14.        Miscellaneous. This Agreement (a) shall be binding upon the parties hereto and their respective successors and permitted assigns, (b) shall create no enforceable rights in any third parties, (c) shall be governed by Delaware law, (d) comprises the entire understanding of the parties with respect to the transactions referenced herein, (e) may be executed in counterparts, and (f) shall afford each aggrieved party all redress available at law or in equity upon a breach hereof. To facilitate execution, this Agreement may be executed in as many counterparts as may be required; and it shall not be necessary that the signature of each party, or that the signatures of all persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of each party, or that the signatures of the persons required to bind any party, appear on one or more of such counterparts. All counterparts shall collectively constitute a single agreement. This Agreement shall be effective for all purposes and in all respects as of the date.

IN WITNESS WHEREOF, the undersigned General Partner and Limited Partner of the Partnership have affixed their signatures and seals as of the day and year first above written, do hereby acknowledge this Agreement to be their free act and deed, and do hereby affirm under the penalties of perjury that the facts stated herein are true.

Signature page follows.